                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-63429
                                                                       333-89812

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 6, 1998

                                  $240,000,000

                        [TENNESSEE GAS PIPELINE COMPANY]

                         8 3/8% Notes Due June 15, 2032
                               ------------------

     The notes will mature on June 15, 2032. We will pay interest on the notes each June 15 and December 15, commencing December 15, 2002.

     We may redeem the notes at any time or from time to time at the redemption price described in this prospectus supplement. There is no sinking fund for the notes. See "Description of the Notes" for a complete description of terms.

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.

                                                    UNDERWRITING       PROCEEDS TO
                                      PRICE TO      DISCOUNTS AND       TENNESSEE
                                     PUBLIC(1)       COMMISSIONS     GAS PIPELINE(1)
                                     ---------      -------------    ---------------
Per Note........................      99.889%          0.875%              99.014%
Total...........................    $239,733,600     $2,100,000       $237,633,600

(1) Plus accrued interest, if any, from June 10, 2002.

    Delivery of the notes in book-entry form only will be made on or about June 10, 2002.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

            The date of this prospectus supplement is June 4, 2002.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT SUMMARY.........   S-1
RISK FACTORS..........................   S-4
USE OF PROCEEDS.......................   S-7
CAPITALIZATION........................   S-7

                                        PAGE
                                        ----
DESCRIPTION OF THE NOTES..............   S-8
UNDERWRITING..........................  S-12
NOTICE TO CANADIAN RESIDENTS..........  S-13
LEGAL MATTERS.........................  S-14

                                   PROSPECTUS

CERTAIN FORWARD-LOOKING
  STATEMENTS..........................    2
THE COMPANY...........................    3
USE OF PROCEEDS.......................    4
RATIO OF EARNINGS TO FIXED CHARGES....    4
DESCRIPTION OF DEBT SECURITIES........    5
PLAN OF DISTRIBUTION..................   13
LEGAL MATTERS.........................   13
EXPERTS...............................   13
WHERE TO FIND MORE INFORMATION........   14

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes we are offering. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated by reference in the accompanying prospectus.

     In this prospectus supplement, references to "Tennessee Gas Pipeline," "we," "us" and "our" mean Tennessee Gas Pipeline Company. References to "El Paso" mean El Paso Corporation.

                         TENNESSEE GAS PIPELINE COMPANY

     We are a Delaware corporation incorporated in 1947, and a wholly owned subsidiary of El Paso Tennessee Pipeline Co., a direct subsidiary of El Paso Corporation. Our primary business is the interstate transportation and storage of natural gas. We conduct our business activities through two natural gas pipeline systems and a storage facility, each of which is discussed below:

     The TGP system. The Tennessee Gas Pipeline system consists of approximately 14,200 miles of pipeline with a design capacity of 6,194 million cubic feet per day (MMcf/d). During 2001, 2000 and 1999, average throughput on the TGP system was 4,405 billion British thermal units per day (BBtu/d), 4,354 BBtu/d and 4,253 BBtu/d. This multiple-line system begins in the natural gas producing regions of Louisiana, the Gulf of Mexico and south Texas and extends to the northeast section of the U.S., including the New York City and Boston metropolitan areas. TGP also has an interconnect at the U.S.-Mexico border. Along its system, TGP has approximately 95 billion cubic feet (Bcf) of underground working gas storage capacity, of which 5 Bcf is contracted from ANR Pipeline Company, our affiliate.

     The Portland System. We have a 30 percent ownership interest in the Portland Natural Gas Transmission system. Portland consists of approximately 300 miles of interstate natural gas pipeline, including lateral lines, with a design capacity of 214 MMcf/d. During 2001, 2000 and 1999, average throughput on the Portland system was 123 BBtu/d, 110 BBtu/d and 61 BBtu/d. Portland's system extends from the Canadian border near Pittsburg, New Hampshire to Dracut, Massachusetts.

     Bear Creek Storage. We own a 50 percent interest in Bear Creek Storage Company, which owns and operates an underground natural gas storage facility located in Louisiana. Southern Natural Gas Company, our affiliate, owns the remaining 50 percent interest. The facility has a capacity of 50 Bcf of base gas and 58 Bcf of working storage. Bear Creek's working storage capacity is committed equally to the Southern Natural Gas system, which is owned by our affiliate, and our pipeline system under long-term contracts.

     The following transmission system expansion projects have been approved by the Federal Energy Regulatory Commission (FERC):

                                                                                 ANTICIPATED
    PROJECT     CAPACITY                      DESCRIPTION                      COMPLETION DATE
    -------     --------                      -----------                      ---------------
                (MMCF/D)
  Stagecoach      100      Connects the Stagecoach Storage Field in New York     Completed
                           to our mainline in Pennsylvania and expands our     February 2002
                           300 Line to provide firm transportation service
                           to interconnect with New Jersey Natural in
                           Passaic, New Jersey.
  FPL project      90      Installation of compression and a meter to supply   September 2002
                           Florida Power and Light's facility in Rhode
                           Island.

     Our principal executive offices are in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                                  THE OFFERING

Issuer.....................  Tennessee Gas Pipeline Company

Securities Offered.........  $240,000,000 aggregate principal amount of 8 3/8%
                             notes due June 15, 2032

Issue Price................  99.889%

Maturity Date..............  June 15, 2032

Interest Rate..............  8 3/8% per annum, accruing from June 10, 2002

Interest Payment Dates.....  June 15 and December 15 of each year, beginning
                             December 15, 2002

Optional Redemption........  We may redeem some or all of the notes, at any time or from time to time, at the redemption price described in the section of this prospectus supplement entitled "Description of the
                             Notes -- Optional Redemption." The notes will not be subject to any sinking fund provision.

Ranking....................  The notes will rank equally with any other unsecured indebtedness of Tennessee Gas Pipeline that is not specifically subordinated to the notes.

Certain Covenants..........  The indenture governing the notes contains certain covenants, including, but not limited to, covenants limiting (1) the creation of liens securing indebtedness, and (2) sale and leaseback transactions.

Use of Proceeds............  Repayment of outstanding commercial paper and other short-term indebtedness and for general corporate purposes. Under our cash management agreement with El Paso, we invest our excess cash with El Paso. Some or all of the net proceeds may be invested temporarily with El Paso.

Risk Factors...............  You should read the "Risk Factors" section of this prospectus supplement, beginning on page S-4, as well as the other cautionary statements throughout the prospectus supplement and the accompanying prospectus to ensure you understand the risks associated with an investment in the notes.

                         SUMMARY FINANCIAL INFORMATION

     We derived the summary historical consolidated financial data set forth below for each of the three fiscal years ended December 31, 2001 and for the three months ended March 31, 2002 and 2001 from our financial statements. You should read the following information together with the historical financial statements and related notes contained in our 2001 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2002, each of which is incorporated by reference in the accompanying prospectus.

                                                                                     THREE MONTHS
                                                                                         ENDED
                                                          YEAR ENDED DECEMBER 31,      MARCH 31,
                                                          ------------------------   -------------
                                                           2001     2000     1999    2002    2001
                                                          ------   ------   ------   -----   -----
                                                                                      (UNAUDITED)
                                                               ($ IN MILLIONS, EXCEPT RATIOS)
Operating Results Data:
  Operating revenues....................................   $728     $748     $785    $188    $214
  Depreciation, depletion and amortization..............    132      134      137      36      33
  Operating income......................................    314      321      330      79     112
  Income before income taxes............................    226      237      256      59      88
  Income taxes..........................................     72       74       82      17      28
  Income before cumulative effect of accounting
     change.............................................    154      163      174      42      60
  Cumulative effect of accounting change, net of income
     taxes(1)...........................................     --       --       --      10      --
  Net income............................................    154      163      174      52      60
  Ratio of earnings to fixed charges(2).................    2.6x     2.7x     2.9x    2.6x    3.6x

                                                     AS OF DECEMBER 31,      AS OF MARCH 31,
                                                  ------------------------   ---------------
                                                   2001     2000     1999     2002     2001
                                                  ------   ------   ------   ------   ------
                                                                               (UNAUDITED)
                                                               ($ IN MILLIONS)
Financial Position Data:
  Total assets..................................  $5,527   $5,204   $5,431   $5,644   $5,294
  Short-term debt (including current maturities
     of long-term debt).........................     424      215      650      527      254
  Long-term debt, less current maturities.......   1,356    1,354    1,353    1,356    1,355
  Stockholder's equity..........................   1,901    1,742    1,562    1,953    1,802

---------------

(1) We recognized a cumulative effect of accounting change with a gain of $10 million, net of income taxes, related to the write-off of negative goodwill in compliance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.

(2) The ratio for the year ended 1998 was 1.8x and for 1997 it was 2.0x. For purposes of this computation, earnings represents income from continuing operations before income taxes, interest expense, excluding interest on rate refunds, amortization of debt costs, that portion of rental expense which represents an interest factor, and adjustment to equity earnings to reflect actual distributions from equity investments. Fixed charges means that sum of interest costs, excluding interest on rate refunds, amortization of debt costs, and that portion of rental expense which represents an interest factor.

                                  RISK FACTORS

OUR SUCCESS DEPENDS ON FACTORS BEYOND OUR CONTROL.

     Most of the natural gas we transport and store is owned by third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission, storage, and sales volumes and rates, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity:

     - future weather conditions, including those that favor hydroelectric generation or other alternative energy sources;

     - price competition;

     - drilling activity and supply availability;

     - expiration of significant contracts; and

     - service area competition.

THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.

     Our revenues are generated under natural gas transportation contracts which expire periodically and must be renegotiated and extended or replaced. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot assure you that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts.

     In particular, our ability to extend and/or replace transportation contracts could be harmed by factors we cannot control, including:

     - the proposed construction by other companies of additional pipeline capacity in markets served by us;

     - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts;

     - reduced demand due to higher natural gas prices;

     - the availability of alternative energy sources or supply points; and

     - the viability of our expansion projects.

     If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     If natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, especially Canada, our ability to compete with other transporters may be negatively impacted. Revenues generated by our transmission contracts depend on volumes and rates, both of which can be affected by the prices of natural gas. The success of our transmission operations is subject to continued development of additional oil and natural gas reserves in the vicinity of our facilities and our ability to access additional reserves, primarily in the Gulf of Mexico, to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission through our systems. Fluctuations in energy prices are caused by a number of factors, including:

     - regional, domestic and international supply and demand;

     - availability and adequacy of transportation facilities;

     - energy legislation;

     - federal and state taxes, if any, on the sale or transportation of natural gas; and

     - abundance of supplies of alternative energy sources.

     If there are reductions in the average volume of the natural gas we transport for a prolonged period, our results of operations and financial position could be significantly, negatively affected.

THE RATES WE ARE ABLE TO CHARGE OUR CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.

     Our pipeline businesses are regulated by the FERC, Department of Transportation and various state and local regulatory agencies. In particular, the FERC generally limits the rates we are permitted to charge our customers for interstate natural gas transportation and, in some cases, sales of natural gas. If the rates we are permitted to charge our customers for use of our regulated pipelines are lowered, or do not recover current cost levels, or if the terms and conditions of tariffs or contracts are modified, our profitability may be reduced.

WE WILL FACE COMPETITION FROM THIRD PARTIES TO TRANSPORT, STORE OR OTHERWISE HANDLE NATURAL GAS.

     The oil and natural gas business is highly competitive. Our competitors include other major pipeline companies, as well as participants in other industries supplying and transporting natural gas to industrial, commercial and individual consumers. If we are unable to compete with services offered by other energy enterprises, which may be larger, offer more services, and possess greater resources, our future profitability may be negatively impacted.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATIONS AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our operations are subject to various environmental laws and regulations. These laws and regulations obligate us to clean up various sites at which low-level radioactive substances or other regulated materials may have been disposed of or released. We are also party to legal proceedings involving environmental matters pending in various courts and agencies.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     - the difficulty of estimating clean up costs;

     - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties;

     - the nature of environmental laws and regulations; and

     - the possible introduction of future environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties.

OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNINSURED RISKS.

     Our operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions and other hazards, each of which could result in damage to or destruction of our facilities or damages to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses.

     While we maintain insurance against these types of risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes will be used to repay outstanding commercial paper having a weighted average annual interest rate of 2.62% and for general corporate purposes. Under our cash management agreement with El Paso, we invest our excess cash with El Paso. Some or all of the net proceeds may be invested temporarily with El Paso.

                                 CAPITALIZATION

     The following table sets forth our historical capitalization as of March 31, 2002, and our capitalization as adjusted to reflect the issuance of $240 million of notes and our application of the net proceeds therefrom. This table is unaudited and should be read in conjunction with our 2001 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2002, each of which is incorporated by reference in the accompanying prospectus.

                                                                  AS OF MARCH 31, 2002
                                                              ----------------------------
                                                              HISTORICAL    AS ADJUSTED(1)
                                                              ----------    --------------
                                                                      (UNAUDITED)
                                                                    ($ IN MILLIONS)
Short-term debt:
  Commercial paper..........................................    $  527          $  289
                                                                ------          ------
Total long-term debt........................................     1,356           1,594
                                                                ------          ------
Stockholder's equity:
  Common stock, par value $5 per share; authorized 300
     shares; issued 208 shares..............................        --              --
  Additional paid-in capital................................     1,410           1,410
  Retained earnings.........................................       543             543
                                                                ------          ------
          Total stockholder's equity........................     1,953           1,953
                                                                ------          ------
          Total capitalization..............................    $3,836          $3,836
                                                                ======          ======

----------

(1) Reflects the issuance of $240 million of notes and the use of net proceeds of $238 million to reduce short-term debt.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following description of the particular terms of the notes (which represent a new series of, and are referred to in the accompanying prospectus as, the "Debt Securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus.

     The notes will be issued under an indenture, dated as of March 4, 1997, between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as indenture trustee, as supplemented through the date of delivery of the notes.

PRINCIPAL, MATURITY AND INTEREST

     The notes will initially be limited to $240,000,000 aggregate principal amount and will mature on June 15, 2032. We may issue additional notes of this series from time to time in the future which would contain the same terms and the same CUSIP number as the notes offered hereby, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

        - accrue at 8 3/8% per year from June 10, 2002;

        - be payable semi-annually on each June 15 and December 15, commencing December 15, 2002;

        - be payable to the person in whose name the notes are registered at the close of business on the relevant June 1 and December 1 preceding the applicable interest payment date;

        - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

        - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue from and after the applicable maturity date or redemption date.

DEFEASANCE

     The notes are subject to defeasance and covenant defeasance as described under "Description of Debt Securities -- Satisfaction and Discharge; Legal and Covenant Defeasance" in the accompanying prospectus. As more fully discussed therein, it is likely that a defeasance of the notes by us would result in a taxable event to the holders of the notes under current federal income tax law.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option at any time in whole, or from time to time in part, prior to their maturity date, at the Make-Whole Price (as defined below), on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the indenture.

     "Make-Whole Price" means an amount equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis

(assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points,

     plus, in the case of both (1) and (2), accrued and unpaid interest to the redemption date. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed. If we redeem a note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Independent Investment Banker" means Credit Suisse First Boston Corporation and its successors, or, if such firm or the successors, if any, to such firm, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and three additional primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer") selected by the trustee after consultation with us, and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the trustee, after consultation with us, shall substitute therefor another Primary Treasury Dealer).

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Stated Maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     Notwithstanding Section 1104 of the indenture, the notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company shall notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the Trustee shall not be responsible for such calculation.

GLOBAL SECURITIES

     We may issue the notes as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to notes issued in permanent global form and for which The Depository Trust Company (DTC) acts as depositary.

     Each global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC's nominee, or such other name as may be requested by an authorized representative of DTC. Except under the limited circumstances described below, global notes are not exchangeable for definitive certificated notes.

     Ownership of beneficial interests in a global note is limited to participants that have accounts with DTC, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC for a global note. Ownership of beneficial interests in a global note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

     We will make payment of principal of, and interest on, notes represented by a global note registered in the name of or held by DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global note is exchangeable for definitive notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global note or at any time DTC ceases to be registered under the Exchange Act;

     - we determine in our discretion that the global note shall be exchangeable for definitive notes in registered form; or

     - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the notes.

     Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the global note, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive notes will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global note.

     Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indentures. No global note shall be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest to exercise any rights of a holder under the global note or the indentures.

     We understand that, under DTC's usual procedures, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the notes or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the Trustee, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depository, we would issue notes in definitive form.

     The information in this section concerning DTC and DTC's book entry system has been obtained from sources that we believe to be reliable, but neither we nor the Trustee take any responsibility for the accuracy of such information.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated June 4, 2002, we have agreed to sell to Credit Suisse First Boston Corporation all of the notes.

     The underwriting agreement provides that the underwriter is obligated to purchase all of the notes, if any are purchased.

     The underwriter proposes to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of 0.50 percent of the principal amount per note. The underwriter and selling group members may allow a discount of 0.25 percent of the principal amount per note on sales to other broker/dealers. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/ dealers.

     We estimate that our out of pocket expenses for this offering, not including underwriting discounts and commissions, will be approximately $100,000.

     The notes are new issues of securities with no established trading market. The underwriter intends to make secondary markets for the notes. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

     We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, or to contribute to payments which the underwriter may be required to make in that respect.

     The underwriter and its affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and services for us and our affiliates in the ordinary course of business, for which they received or will receive customary fees.

     In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriter of notes in excess of the principal amount of the notes the underwriter is obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date hereof (this settlement cycle being referred to as "T+4"). Under Rule 15c6-1 of the Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise.

Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

     By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

     - where required by law, the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION -- ONTARIO PURCHASERS ONLY

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that his prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The forgoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named here may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas. Legal matters with respect to the notes offered hereby will be passed upon for the underwriter by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas.

                         TENNESSEE GAS PIPELINE COMPANY

                                DEBT SECURITIES

                             ---------------------

     Tennessee Gas Pipeline Company may use this prospectus periodically to offer and sell one or more series of unsecured debt securities consisting of notes, debentures or other evidences of indebtedness. The aggregate initial public offering price of these debt securities will not exceed $600,000,000. We may offer these securities either separately or together, in separate series, all at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.

     We have included certain specific terms of the particular series of debt securities for which this prospectus is being delivered in an accompanying prospectus supplement. These terms include: the specific designation, aggregate principal amount, denomination, maturity, interest rate (which may be fixed or variable), the date or dates on which interest, if any, will be payable, the place or places where principal, premium, if any, and interest, if any, on the series of debt securities will be payable, any terms of redemption or conversion, any sinking fund or analogous provisions, the currency or currency units in which principal, premium, if any, and interest, if any, on the series of debt securities will be payable, the purchase price, terms relating to global securities, any listing on a national securities exchange, provisions regarding registration of transfer or exchange, the proceeds to us and other special terms.

     We may sell the debt securities to or through underwriters, dealers or agents or directly to purchasers, or through a combination of these methods. The accompanying prospectus supplement sets forth the names of any underwriters, dealers or agents and any applicable fees, commissions, and discounts. This prospectus may be used to offer and sell any series of debt securities only if accompanied by the prospectus supplement for that series.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                OCTOBER 6, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Certain Forward-Looking Statements..........................    2
The Company.................................................    3
  General...................................................    3
  Interstate Systems........................................    3
  Field Services............................................    3
  Merchant Service..........................................    3
  International.............................................    4
  Recent Developments.......................................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges..........................    4
Description of Debt Securities..............................    5
  General...................................................    5
  Global Debt Securities....................................    6
  Certain Covenants.........................................    6
  Consolidation, Merger and Sale of Assets..................    9
  Events of Default.........................................    9
  Satisfaction and Discharge; Legal and Covenant
     Defeasance.............................................   10
  Changes in Control and Highly Leveraged Transactions......   11
  Modification of the Indenture.............................   11
  No Personal Liability of Officers, Directors, Employees or
     Stockholders...........................................   12
  Applicable Law............................................   12
  Concerning the Trustees...................................   12
Plan of Distribution........................................   13
Legal Matters...............................................   13
Experts.....................................................   13
Where To Find More Information..............................   14

                       CERTAIN FORWARD-LOOKING STATEMENTS

     This prospectus and the accompanying prospectus supplement (including the documents incorporated by reference herein) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company, including its subsidiaries, or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "anticipate" and similar expressions may identify forward-looking statements.

     Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include increasing competition within the Company's industry, the timing and extent of changes in commodity prices for natural gas and power, uncertainties associated with acquisitions and joint ventures, potential environmental liabilities, potential contingent liabilities and tax liabilities related to acquisitions, political and economic risks associated with current and future operations in foreign countries, conditions of the equity and other capital markets during the periods covered by the forward-looking statements, and other risks, uncertainties and factors, including the effect of the year 2000 date change, discussed more completely in the Company's other filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                                  THE COMPANY

GENERAL

     Tennessee Gas Pipeline Company ("TGP" or the "Company") is a wholly owned subsidiary of El Paso Tennessee Pipeline Co., which in turn is an indirect subsidiary of El Paso Energy Corporation ("El Paso Energy"). Unless the context otherwise requires, references herein to the "Company" shall mean TGP and all of its subsidiaries. The major businesses of the Company consist of the interstate transportation of natural gas, which generally is subject to regulation by the Federal Energy Regulatory Commission, as well as certain other non-regulated business operations, such as natural gas and power marketing, intrastate pipeline operations, international pipelines and power generation, and domestic power generation operations.

INTERSTATE SYSTEMS

     The Company's interstate natural gas transmission operations include three interstate pipeline systems: the TGP System, the Midwestern System, and the East Tennessee System, collectively referred to as the Interstate Systems.

     The TGP System. The TGP System consists of approximately 14,800 miles of pipeline. The TGP System serves the northeast section of the United States, including the New York City and Boston metropolitan areas. The multiple-line system begins in the gas-producing regions of Texas and Louisiana, including the Gulf of Mexico.

     The Midwestern System. The Midwestern System consists of approximately 400 miles of pipeline and extends from a connection with the TGP System at Portland, Tennessee to Chicago. The Midwestern System principally serves the Chicago metropolitan area.

     The East Tennessee System. The East Tennessee System consists of approximately 1,100 miles of pipeline. The East Tennessee System serves the states of Tennessee, Virginia and Georgia and connects with the TGP System in Springfield and Lobelville, Tennessee.

     Other. The Company owns a 19 percent interest in Portland Natural Gas Transmission ("Portland") System which is developing a 292-mile interstate natural gas pipeline with a projected capacity of 178 million cubic feet per day extending from the Canadian border near Pittsburg, New Hampshire to Dracut, Massachusetts. In April 1998, Portland secured $256 million in non-recourse project financing. Construction started in June 1998 and targeted completion for the project is year-end 1998.

FIELD SERVICES

     The Company's natural gas gathering and processing business provides natural gas gathering, products extraction, dehydration, compression and intrastate transmission services. The Company owns or has interest in approximately 200 miles of gathering systems and approximately 1,300 miles of intrastate transmission pipeline. In addition, the Company owns or has interest in 6 natural gas processing facilities.

MERCHANT SERVICES

     The Company provides a broad range of energy products and services to its customers, including the purchasing, marketing and trading of natural gas, natural gas liquids, power, crude oil and refined products, as well as providing integrated price risk management services associated with these commodities, and the participation in the development and ownership of domestic power generating facilities. With headquarters in Houston, Texas and 8 sales offices throughout the United States and Canada, the Company is one of the industry's leading natural gas and power services providers.

INTERNATIONAL

     The Company has undertaken various activities to extend its traditional activities in North American pipelines to international pipeline, power and energy-related projects, with a current focus on activities in Latin America, Southeast Asia, Australia and Europe.

     TGP is a Delaware corporation with its principal executive offices located at 1001 Louisiana Street, Houston, Texas 77002. Its telephone number at that address is (713) 420-2131.

RECENT DEVELOPMENTS

     El Paso Energy, the indirect corporate parent of TGP, has recently received a ruling from the Internal Revenue Service that would allow El Paso Energy to reorganize its subsidiaries into a business structure in which TGP would transfer a substantial number of its subsidiaries (and their assets and operations) to El Paso Energy or other entities owned by El Paso Energy. As a result, if El Paso Energy completes such internal reorganization ("the Reorganization"), TGP's primary asset will consist of the TGP System. Completion of the Reorganization will cause TGP to dispose of, and to eliminate from its consolidated financial statements, the following: (i) East Tennessee Natural Gas Company (which owns the East Tennessee System); (ii) Midwestern Gas Transmission Company (which owns the Midwestern System); (iii) all international subsidiaries; (iv) all field services operations; (v) all merchant services operations; and (vi) all subsidiaries with corporate or discontinued operations. If the Reorganization occurs, it is not anticipated that it will occur before late 1998 or early 1999.

                                USE OF PROCEEDS

     Unless otherwise specified in a supplement to this Prospectus, the net proceeds received by TGP from the sale of the debt securities offered hereby will be used to reduce indebtedness of TGP and for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                    SIX MONTHS
                                                      ENDED          YEAR ENDED DECEMBER 31,
                                                     JUNE 30,    --------------------------------
                                                     1998(1)     1997   1996   1995   1994   1993
                                                    ----------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(2).............     2.80      3.87   3.53   3.20   3.61   3.21
                                                       ====      ====   ====   ====   ====   ====

---------------

(1) Because of the seasonal nature of TGP's business, the ratio for the six-month period may not necessarily be indicative of the ratio that will result for the full year 1998.

(2) In March 1998, El Paso Tennessee Pipeline Co. contributed the common stock of El Paso Marketing Services Company to TGP for a total value of $47 million. The ratio of earnings to fixed charges includes the effects of the contribution of El Paso Marketing Services Company, assuming the transaction had occurred January 1, 1993.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factors; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, and the estimated portion of rental expense representing the interest factor, adjusted to reflect actual distributions from equity investments.

                         DESCRIPTION OF DEBT SECURITIES

     The notes, debentures or other evidences of indebtedness (the "Debt Securities") offered hereby will represent unsecured obligations of TGP. The Debt Securities offered hereby will be issued under one or more supplemental indentures to an Indenture dated as of March 4, 1997 (the "Indenture") between TGP and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder from time to time in one or more series.

     The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debt Securities are subject to all such terms, and holders of Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, a copy of which Indenture is included as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indenture.

GENERAL

     Reference is made to the prospectus supplement accompanying this Prospectus (the "Prospectus Supplement") relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable: (a) the form and title of the Debt Securities; (b) the aggregate principal amount of the Debt Securities; (c) the date or dates on which the Debt Securities may be issued;
(d) the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable; (e) the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates;
(g) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of TGP or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the Indenture; (l) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (m) any Events of Default (as defined below) with respect to the Debt Securities that differ from those set forth in the Indenture; (n) whether the Debt Securities will be convertible; (o) whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series; and (p) any other terms not inconsistent with the Indenture.

     If any Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of and premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities offered hereby will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "-- Global Debt Securities."

     One or more series of Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The Federal income tax consequences and special considerations applicable to any such series of Debt Securities will be described generally in the Prospectus Supplement relating thereto.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred except as a whole to a nominee of the Depositary for such global Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS

     Limitations on Liens. The Indenture provides that TGP will not, nor will it permit any Restricted Subsidiary (as defined below) to, create, assume, incur or suffer to exist any Lien (as defined below) upon any Principal Property (as defined below), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any Debt (as defined below) of TGP or any other Person (as defined below) (other than the Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Debt Securities Outstanding thereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured. There is excluded from this restriction:

        (i) any Lien upon any property or assets of TGP or any Restricted Subsidiary in existence on the date of the Indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the Indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the Indenture;

        (ii) any Lien upon any property or assets created at the time of acquisition of such property or assets by TGP or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

        (iii) any Lien upon any property or assets existing thereon at the time of the acquisition thereof by TGP or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by TGP or any Restricted Subsidiary);

        (iv) any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise;

        (v) the assumption by TGP or any Restricted Subsidiary of obligations secured by any Lien existing at the time of the acquisition by TGP or any Restricted Subsidiary of the property or assets subject to such Lien or at the time of the acquisition of the Person which owns such property or assets;

        (vi) any Lien on property to secure all or part of the cost of construction or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

        (vii) any Lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

        (viii) any Lien arising from or in connection with a conveyance by TGP or any Restricted Subsidiary of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

        (ix) any Lien in favor of TGP or any Restricted Subsidiary;

        (x) any Lien created or assumed by TGP or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by TGP or any Subsidiary;

        (xi) any Lien upon property or assets of any foreign Restricted Subsidiary to secure Debt of that foreign Restricted Subsidiary;

        (xii) Permitted Liens (as defined below);

        (xiii) any Lien created by any program providing for the financing, sale or other disposition of trade or other receivables classified as current assets in accordance with United States generally accepted accounting principles entered into by TGP or by a Subsidiary or Restricted Affiliate (as defined below) of TGP, provided that such program is on terms customary for similar transactions, or any document executed by any Subsidiary or Restricted Affiliate in connection therewith, provided that such Lien is limited to the trade or other receivables in respect of which such program is created or exists, and the proceeds thereof;

        (xiv) any Lien on Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System);

        (xv) any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (i) through (xiv), inclusive, above; or

        (xvi) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in clauses (i) through (xv), inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of Debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing, under the Indenture, TGP may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of TGP or any Person (other than the Debt Securities) that is not excepted by clauses (i) through (xvi), inclusive, above without securing the Debt Securities issued under the Indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

     Restriction on Sale-Leasebacks. The Indenture provides that TGP will not, nor will it permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless: (i) such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; (ii) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; (iii) TGP or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without securing the Debt Securities; or (iv) TGP or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the repayment, redemption or retirement of Funded Debt (as defined below) of TGP or any Subsidiary, or (B) investment in another Principal Property.

     Notwithstanding the foregoing, under the Indenture, TGP may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Debt (other than the Debt Securities) secured by Liens upon Principal Properties not excepted by clauses (i) through (xvi), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

     Certain Defined Terms. As used herein:

     "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of TGP and its consolidated subsidiaries for TGP's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed and any purchase money obligation created or assumed by such Person.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

     "Permitted Liens" means: (i) Liens upon rights-of-way for pipeline purposes; (ii) any governmental Lien, mechanics', materialmen's, carriers' or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by TGP or any Subsidiary in good faith; (v) Liens of, or to secure performance of, leases; (vi) any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any Lien upon property or assets acquired or sold by TGP or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by TGP or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

     "Principal Property" means (a) any pipeline assets of TGP or any Subsidiary, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (b) any processing or manufacturing plant owned or leased by TGP or any Subsidiary that is located within the United States or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion of TGP's Board of Directors, is not material in relation to the activities of TGP and its Subsidiaries as a whole.

     "Restricted Affiliate" means any Affiliate of TGP (other than a Subsidiary) designated by TGP as a "Restricted Affiliate" by written notice to the Trustee; provided, however, that such Affiliate shall not become a Restricted Affiliate until such time that (a) such Affiliate executes a guaranty (in form and substance reasonably satisfactory to the Trustee) in favor of the Trustee, for the ratable benefit of the Holders, guaranteeing the prompt and complete payment by TGP when due (whether at the stated maturity, by acceleration or otherwise) of the Debt Securities, and (b) the Trustee receives an Opinion of Counsel reasonably acceptable to the Trustee, which shall be in form and substance satisfactory to the Trustee; provided further, however, that after such time as such Affiliate becomes a Restricted Affiliate, TGP may thereafter terminate the designation of such Affiliate as a Restricted Affiliate by written notice to the Trustee at which time the aforementioned guaranty of such Affiliate shall also terminate.

     "Restricted Subsidiary" means any Subsidiary of TGP owning or leasing any Principal Property.

     "Sale-Leaseback Transaction" means the sale or transfer by TGP or any Restricted Subsidiary of any Principal Property to a Person (other than TGP or a Subsidiary) and the taking back by TGP or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that TGP may, without the consent of the Trustee or the holders of any Debt Securities issued thereunder, consolidate or merge with, or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any Person, provided that (i) either TGP is the surviving entity or such successor Person shall expressly assume the due and punctual payment of the principal of, and any premium and interest on, all the Debt Securities and the performance or observance of every covenant and condition of the Indenture on the part of TGP to be performed or observed, (ii) immediately after giving effect to the transaction, no Default or Event of Default exists, and (iii) TGP has delivered any Officer's Certificate and Opinion of Counsel required by the Indenture. Any such successor Person shall succeed to and be substituted for, and may exercise every right and power of, TGP under the Indenture with the same effect as if it had been named a party in the Indenture and TGP shall, except in the case of a lease, be released and discharged from all its obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

     An "Event of Default" will occur under the Indenture with respect to Debt Securities of any series issued thereunder upon: (a) default in the payment of the principal of, or premium, if any, on, any Debt Security of such series at its maturity; (b) default in the payment of any interest on any Debt Security of such series when it becomes due and payable and continuance of such default for a period of 30 days; (c) default in the performance, or breach, of any term, covenant or warranty contained in the Indenture with respect to such series for a period of 60 days upon giving written notice as provided in the Indenture; (d) the occurrence of certain events of bankruptcy; or (e) any other Event of Default applicable to such series.

     The Indenture provides that if an Event of Default described in clauses
(a), (b), (c) or (e) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all affected Debt Securities then outstanding (voting as a single class) may declare the entire principal amount of all affected Debt Securities to be due and payable immediately upon giving written notice as provided in the Indenture. In addition, if an Event of Default described in clause (d) above shall have occurred and be continuing, either the Trustee or holders of not less than 25% in principal amount of all Debt Securities then outstanding may declare the entire principal amount of all Debt Securities outstanding to be due and payable immediately upon giving written notice as provided in the Indenture. The Indenture provides that the holders of a majority in aggregate principal amount of Debt Securities of all affected series then outstanding (voting as a single class) may rescind and annul such declaration and its consequences under certain circumstances.

     The holders of a majority in aggregate principal amount of all affected Debt Securities then outstanding (voting as a single class) may waive past defaults under the Indenture with respect to all such Debt Securities and their consequences (except a continuing default in the payment of principal of or premium, if any, or interest on any Debt Security or a default in respect of any covenant or provision of the Indenture which cannot be modified or amended by a supplemental indenture without the consent of the holder of each outstanding Debt Security affected thereby).

     Pursuant to the Indenture, the holders of a majority in aggregate principal amount of all affected Debt Securities then outstanding (voting as a single class) may direct with respect to such series the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of any holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction.

     Under the terms of the Indenture, TGP is required to furnish to the Trustee annually an Officer's Certificate to the effect that to the best of such officer's knowledge, TGP is not in default in the performance and observance of the terms, provisions and conditions of the Indenture or, if such officer has knowledge that TGP is in default, specifying such default. The Indenture requires the Trustee to give to all holders of Debt Securities outstanding thereunder notice of any default by TGP in the manner provided in the Indenture, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Debt Securities outstanding thereunder, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Debt Securities.

SATISFACTION AND DISCHARGE; LEGAL AND COVENANT DEFEASANCE

     Under the terms of the Indenture, TGP may satisfy and discharge certain obligations to holders of Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by (i) depositing or causing to be deposited with the Trustee funds in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of Debt Securities of such series which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, (ii) paying or causing to be paid all other sums payable under the Indenture with respect to such Debt Securities, and (iii) delivering to the Trustee an Officer's Certificate and Opinion of Counsel relating to such satisfaction and discharge.

     The Indenture also provides that TGP and any other obligor, if any, will be discharged from any and all obligations in respect of any series of Debt Securities issued thereunder (excluding, however, certain obligations, such as the obligation to register the transfer or exchange of such outstanding Debt Securities of such series, to replace stolen, lost, mutilated or destroyed certificates, to pay principal and interest on the original stated due dates or specified redemption date, to make any sinking fund payments, and to maintain paying agencies) on the 91st day following the deposit referred to in the following clause (i), subject to the following conditions: (i) the irrevocable deposit, in trust, of cash or U.S. Government Obligations (or a combination thereof) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay the principal and interest and premium, if any, on the outstanding Debt Securities of such series and any mandatory sinking fund payments, in each case, on the stated maturity of such payments in accordance with the terms of the Indenture and the outstanding Debt Securities of such series or on any Redemption Date established pursuant to clause (iii) below; (ii) TGP's receipt of an Opinion of Counsel based on the fact that (A) TGP has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and confirming that, the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred; (iii) if the Debt Securities are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made; (iv) no Event of Default or event which with notice or lapse of time or both would become an Event of Default will have occurred and be continuing on the date of such deposit; and (v) TGP's delivery to the Trustee of an Officer's Certificate and an Opinion of Counsel, each stating that the conditions precedent under the Indenture have been complied with.

     Under the Indenture, TGP also may discharge its obligations referred to above under "-- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets," as well as certain of its obligations relating to reporting obligations under the Indenture, in respect of any series of Debt Securities on the 91st day following the deposit referred to in clause (i) in the immediately preceding paragraph, subject to satisfaction of the conditions described in clauses (i),
(iii), (iv) and (v) in the immediately preceding paragraph with respect to such series of Debt Securities and the delivery of an Opinion of Counsel confirming that the holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and covenant defeasance had not occurred.

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Indenture does not contain provisions requiring redemption of the Debt Securities issued thereunder, or adjustment to any terms of such Debt Securities, upon any change in control of TGP.

     Other than the limitations on Liens and the restriction on Sale-Leaseback Transactions described above under "-- Certain Covenants," the Indenture does not contain any covenant or other provisions designed to afford holders of the Debt Securities issued thereunder protection in the event of a highly leveraged transaction involving TGP.

MODIFICATION OF THE INDENTURE

     The Indenture provides that TGP and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued thereunder to: (a) secure any of such Debt Securities; (b) evidence the succession of another Person to TGP under the Indenture and the Debt Securities and the assumption by such successor Person of the obligations of TGP thereunder; (c) add covenants and Events of Default for the benefit of the holders of all or any series of such Debt Securities or to surrender any right or power conferred by the Indenture upon TGP; (d) add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Debt Securities of any series entitled to the benefit of such provision outstanding;
(e) establish the forms or terms of the Debt Securities of any series issued thereunder; (f) cure any ambiguity or correct any inconsistency in the Indenture; (g) evidence the acceptance of appointment by a successor trustee; and (h) qualify the Indenture under the Trust Indenture Act.

     The Indenture also contains provisions permitting TGP and the Trustee, with the consent of the holders of a majority in aggregate principal amount of all outstanding Debt Securities affected by such supplemental indenture (voting as a single class), to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture, or modify in any manner the rights of the holders of such Debt Securities, provided that TGP and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of or any installment of principal of or interest, if any, on, any Debt Security, or reduce the principal amount thereof or premium, if any, on or the rate of interest thereon,
(b) reduce the percentage in principal amount of Debt Securities required for any such supplemental indenture or for any waiver provided for in the Indenture,
(c) change TGP's obligation to maintain an office or agency for payment of Debt Securities and the other matters specified therein, or (d) modify any of the provisions of the Indenture relating to the execution of supplemental indentures with the consent of holders of Debt Securities which are discussed in this paragraph or modify any provisions relating to the waiver by holders of past defaults and certain covenants, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of TGP or any of its affiliates shall have any personal liability in respect of the obligations of TGP under the Indenture or the Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Indenture is, and the Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of TGP, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     The Chase Manhattan Bank, a New York banking corporation, is the Trustee under the Indenture. TGP and its affiliates maintain banking and other commercial relationships with The Chase Manhattan Bank in the ordinary course of business. In particular, The Chase Manhattan Bank is the agent and a lender under the revolving credit facilities of El Paso Energy and TGP credit facilities.

                              PLAN OF DISTRIBUTION

     TGP may offer or sell Debt Securities to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods, and also may offer or sell the Debt Securities directly to one or more other purchasers. TGP may sell Debt Securities as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Debt Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Debt Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents;
(v) the net proceeds to TGP from the sales; and (vi) any securities exchanges or markets on which the Debt Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Debt Securities, the obligations of the underwriters to purchase such series of Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Debt Securities will be obligated to purchase all of the Debt Securities of such series allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be offered and sold by TGP directly or through agents designated by TGP from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Debt Securities so offered and sold. The Debt Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Debt Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with TGP, to indemnification by TGP against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, TGP in the ordinary course of business.

     All Debt Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Debt Securities are sold by TGP for public offering and sale may make a market in such Debt, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities.

                                 LEGAL MATTERS

     The validity of the Debt Securities will be passed upon for TGP by Andrews & Kurth L.L.P., Houston, Texas. If the Debt Securities are being distributed in an underwritten offering, the validity of the Debt Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated and combined financial statements and financial statement schedule of TGP as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 to register with the SEC the debt securities that may be offered by us using this prospectus and the prospectus supplement. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may also access additional information about us at our web site, "http://www.epenergy.com."

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

TGP SEC FILINGS (FILE NO. 1-4101)          PERIOD
  - Annual Report on Form 10-K             Year ended December 31, 1997
  - Quarterly Reports on Form 10-Q         Quarters ended March 31, 1998 and
                                           June 30, 1998
  - Amended Quarterly Report on            Quarter ended March 31, 1998
     Form 10-Q/A
  - Current Report on Form 8-K             October 5, 1998

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Exchange Act after the date of this prospectus and before the termination of any offering of debt securities made by this prospectus are also incorporated by reference into this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

          Tennessee Gas Pipeline Company
          Attention: David L. Siddall, Corporate Secretary
          1001 Louisiana Street
          Houston, Texas 77002
          (713) 420-2131

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

     You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, and neither the delivery of this prospectus or any prospectus supplement to you nor the issuance of debt securities under them will create any implication to the contrary.

                        [TENNESSEE GAS PIPELINE COMPANY]